                                                                    EXHIBIT 24.2

                              CONFIRMING STATEMENT

     This Statement confirms that the undersigned, James D. Pawlak, has authorized and designated John M. Klepper to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto)
that the undersigned has been and may be required to file with the U. S.
Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Material Sciences Corporation. The authority of
John M. Klepper under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Material Sciences Corporation, unless earlier revoked in writing. The undersigned acknowledges that John M.
Klepper is not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.

Date: 2/12/10                           /s/ James D. Pawlak
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                                        James D. Pawlak